Filed pursuant to Rule 424(b)(3)
Registration No. 333-225676

PROSPECTUS SUPPLEMENT NO. 7

17,948,717 Common Shares

Auris Medical Holding AG

Common Shares

This Prospectus Supplement No. 7 (this “Prospectus Supplement”) amends and supplements our Prospectus dated July 12, 2018 (the “Prospectus”), which forms a part of our Registration Statement (our “Registration Statement”) on Form F-1 (Registration No. 333-225676). This Prospectus Supplement is being filed to amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in this Prospectus Supplement. The Prospectus and this Prospectus Supplement relate to the resale of up to 17,948,717 of our common shares issuable upon exercise of certain outstanding warrants.

This Prospectus Supplement includes information from our Current Report on Form 6-K, which was filed with the Securities and Exchange Commission on January 17, 2019.

This Prospectus Supplement should be read in conjunction with the Prospectus that was previously delivered, except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 17, 2019.

Extraordinary General Meeting Results

On January 17, 2019, Auris Medical Holding AG (“Auris Medical”) held an Extraordinary General Meeting of Shareholders. The final results of each of the agenda items submitted to a vote of the shareholders are as follows:

Agenda Item 1: Changes to the Articles of Association

Auris Medical shareholders approved an increase in the authorized share capital to a maximum of CHF 326,122.66 through the issuance of not more than 16,306,133 registered shares by amendment of Article 3a para. 1 of the Articles of Association.

Auris Medical shareholders approved an increase in the conditional share capital for financing purposes to a maximum of CHF 293,510.40 through the issuance of not more than 14,675,520 registered shares by amendment of Article 3b para. 1 of the Articles of Association.

Auris Medical shareholders approved an increase in the conditional share capital for equity incentive plans to a maximum of CHF 32,612.26 through the issuance of not more than 1,630,613 registered shares by amendment of Article 3b para. 3 of the Articles of Association.